Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

For Immediate Release

Investor Relations Contact: Edward P. Flavin (630) 739-6744 Ext. 211

Advanced Life Sciences Announces Third Quarter 2006 Results

WOODRIDGE, IL, November 7, 2006/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation, today announced its financial results for the third quarter ended September 30, 2006.  The net loss available to common shareholders for the three months ended September 30, 2006 was $6.9 million or ($0.24) per share compared to $2.3 million or ($0.15) per share for the three months ended September 30, 2005.  The increase in the net loss reflects increased development expenses related to cethromycin pivotal Phase III clinical trial costs.

“We are focused on completing our pivotal phase III trials in community acquired pneumonia (CAP),” said Michael T. Flavin, Ph.D., Chairman and Chief Executive Officer of Advanced Life Sciences.  “We have achieved our goal of initiating clinical sites in four distinct geographies and look forward to assembling and filing our NDA for the CAP indication next year.”

The Company ended the third quarter of 2006 with cash and cash equivalents totaling $32.0 million.  Cash used during the third quarter was approximately $7.1 million.

Operating Expense Analysis

•                  Research and development expenses increased $4.8 million to $5.7 million for the three months ended September 30, 2006 from $0.9 million for the three months ended September 30, 2005.  This increase was due to additional development expenses directly related to our Phase III clinical trials for cethromycin.

•                  Selling, general and administrative expenses increased $0.3 million to $1.5 million for the three months ended September 30, 2006 from $1.2 million for the three months ended September 30, 2005.  This increase is primarily attributed to the public company costs related to director and officer insurance, director’s fees, investor relations and legal and accounting services.

Third Quarter 2006 Product Candidate Highlights

Advanced Life Sciences is developing cethromycin, a second generation once-a-day ketolide antibiotic in response to the emerging antibiotic resistance observed in the treatment of CAP.  Cethromycin has been tested in approximately 3,800 human subjects during clinical trials.

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The Company is currently conducting pivotal Phase III clinical trials of cethromycin for the treatment of mild-to-moderate CAP.  Advanced Life Sciences believes that cethromycin, if approved, would address the need for antibiotics that overcome bacterial resistance, yet retain a favorable safety profile.  The primary endpoint for the trials is clinical cure rate non-inferiority and the secondary endpoint is bacteriological cure rate.

Pipeline Progress and Upcoming Milestones

In the cethromycin clinical program, the Company initiated approximately 75 new clinical sites, including 70 sites in Europe and 5 in North America.  A total of approximately 200 clinical sites have been initiated in Europe, North America, Latin America and South Africa.

In September of 2006, the Company sponsored a satellite symposium entitled “Community Acquired Pneumonia: New Insights for an Old Problem” and presented phase II and phase III cethromycin clinical data at the 46th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in CAP and bronchitis in San Francisco.  Along with its collaborator, the U.S. Army Medical Research Institute of Infectious Diseases, the Company also presented cethromycin preclinical data in anthrax models.

In September of 2006, the Company presented data on ALS-357 at the 232nd American Chemical Society meeting in San Francisco.

In October of 2006, the Company presented and conducted an oral “Meet the Presenter” discussion of phase II and phase II/III cethromycin clinical data in sinusitis at the 44th Annual Meeting of the Infectious Disease Society of America (IDSA) in Toronto.

The Company also initiated a pre-NDA animal study with Battelle to measure the efficacy of cethromycin to treat inhalation anthrax post-exposure for prophylaxis.

The Company anticipates the following upcoming milestones in the clinical development of cethromycin:

•                  Complete cethromycin pivotal Phase III clinical trials.

•                  Advance discussions with prospective partners regarding a commercialization partnership for cethromycin.

•                  File NDA for cethromycin in CAP.

Financial Guidance for the Fourth Quarter of 2006

The Company expects its fourth quarter 2006 cash requirements to range between $7.0 and $8.0 million.  Conference Call Details

Advanced Life Sciences will host a conference call and live webcast at 10:00 a.m. Eastern Time on Wednesday, November 8, 2006 to discuss the Company’s third quarter financial results.

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com.  Alternatively, callers may participate in the conference call by dialing 866-700-5192 (domestic) or 617-213-8833 (international).  The passcode for the conference call is 86403289.  A replay of the conference call will be available until December 9, 2006.  Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 10108693.

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About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a second generation once-a-day ketolide antibiotic in late-stage clinical development for the treatment of respiratory tract infections.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$32,042,342	$4,749,932
Investments - available for sale	—	10,475,000
Accounts receivable - related party	—	6,160
Prepaid insurance	559,318	362,241
Prepaid clinical trials	2,551,799	4,500
Other prepaid expenses and deposits	451,296	113,763

Total current assets	35,604,755	15,711,596

PROPERTY AND EQUIPMENT:
Furniture and fixtures	250,307	147,275
Laboratory equipment	142,928	142,928
Computer software and equipment	216,480	187,771
Leasehold improvements	182,839	40,646

Total property and equipment—at cost	792,554	518,620
Less accumulated depreciation	(348,331)	(267,372)

Property and equipment—net	444,223	251,248

OTHER LONG-TERM ASSETS:
Deferred financing costs	33,127	53,004
Other assets	1,452	6,062

Total other long-term assets	34,579	59,066

TOTAL ASSETS	$36,083,557	$16,021,910

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$557,522	$294,816
Accrued clinical trial expenses	1,205,058	83,186
Other accrued expenses	652,343	157,575
Accrued interest payable	—	5,334
Short-term lease payable	21,926	14,114

Total current liabilities	2,436,849	555,025

Long-term lease payable	22,761	13,166
Accrued interest payable - related party	—	765,514
Grant payable	500,000	500,000
Notes payable - net of $14,083 debt discount September 30, 2006 & $22,532 December 31, 2005	3,900,917	3,892,468
Notes payable - related party	2,000,000	2,000,000

Total liabilities	8,860,527	7,726,173

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value—September 30, 2006: 60,000,000 shares authorized; 28,268,899 issued and outstanding; December 31, 2005: 17,990,322 shares issued and outstanding;	282,689	179,903
Series A preferred stock of Advanced Life Sciences Inc., no par value—250,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	88,297,045	54,834,373
Deficit accumulated during the development stage	(61,356,704)	(46,718,539)

Total stockholders’ equity	27,223,030	8,295,737

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,083,557	$16,021,910

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

					Period From
					Inception
					(January 1, 1999)
	Three months ended September 30,		Nine months ended September 30,		Through
	2006	2005	2006	2005	September 30, 2006
Revenue and income:
Management fees	$—	$8,502	$—	$52,881	$1,161,180
Grant	—	—	35,127	—	1,030,910
Royalty—related party	—	—	—	—	45,238

Total revenue and income	—	8,502	35,127	52,881	2,237,328

Expenses:
Research and development	5,730,269	938,813	11,569,685	1,604,749	43,502,921
Contracted research and development—related party	—	—	—	—	7,980,299
Selling, general and administrative	1,489,502	1,239,674	3,977,514	2,078,246	11,612,632

Total expenses	7,219,771	2,178,487	15,547,199	3,682,995	63,095,852

Loss from operations	(7,219,771)	(2,169,985)	(15,512,072)	(3,630,114)	(60,858,524)

Other (income) expense:
Interest Income	(466,475)	(97,712)	(1,267,433)	(97,712)	(1,539,649)
Interest expense	120,649	135,925	393,526	340,174	2,037,829

Net other (income) expense	(345,826)	38,213	(873,907)	242,462	498,180

Net loss	(6,873,945)	(2,208,198)	(14,638,165)	(3,872,576)	(61,356,704)

Less accumulated preferred dividends for the period	43,750	43,750	131,250	131,250	1,276,042

Net loss available to common shareholders	$(6,917,695)	$(2,251,948)	$(14,769,415)	$(4,003,826)	$(62,632,746)

Basic and diluted net loss per share available to common shareholders	$(0.24)	$(0.15)	$(0.57)	$(0.33)

Weighted average number common shares outstanding- basic and diluted	28,268,247	14,819,191	25,962,479	12,134,776